UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1
to
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2006

Echo Healthcare Acquisition Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-51596	56-2517815
(State or other jurisdiction of	(Commission File	(I.R.S. Employer Identification
incorporation)	Number)	No.)

8000 Towers Crescent Drive, Suite 1300
Vienna, Virginia, 22182
(Address of principal executive offices)

(703) 448-7688
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

Echo Healthcare Acquisition Corp. (the “Company”) is filing this Amendment No. 1 to its Current Report on Form 8-K, as filed with the Securities and Exchange Commission on March 24, 2006 (the “Form 8-K”), for the purpose of restating its audited financial statements as of and for the period ended March 22, 2006. All other items contained in the Form 8-K (Items 1.01, 2.03 and 3.02) are not modified hereby.

In connection with the preparation of its Form 10-Q for the period ended June 30, 2006, the Company determined it was necessary to reclassify certain amounts in its financial statements related to warrants to purchase common stock associated with the units sold in the initial public offering of the Company. The Company determined, as a result of discussions the Company had with its independent registered public accounting firm and further consideration of the application of Emerging Issues Task Force No. 00-19 (“EITF 00-19”), “Accounting For Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” that a restatement of the Company’s previously reported financial information was required in order to reflect the warrants to purchase common stock associated with the units sold in the initial public offering of the Company as derivative liabilities.

Item 8.01  Other Events.

On March 22, 2006, the Company consummated its initial public offering (the “Offering”) of 6,250,000 units (the “Units”). Each Unit consists of one share of Common Stock and one warrant exercisable to purchase one share of Common Stock. The Units were sold at a price of $8.00 per Unit, generating gross proceeds to the Company of $50 million. Audited financial statements as of March 22, 2006 reflecting receipt of the Offering proceeds are attached hereto as Exhibit 99.1. Approximately, $47.78 million of the proceeds from the Offering and the private placement of the Founding Director Warrants has been deposited in the Company’s trust account.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.:	Description:

Exhibit 10.1	Subordinated Revolving Line of Credit Agreement, dated as of March 22, 2006*

Exhibit 10.2	Founding Director Warrant Purchase Agreement, dated as of March 22, 2006*

Exhibit 99.1	Audited Financial Statements

Exhibit 99.2	Press Release dated as of March 24, 2006*

*	Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHO HEALTHCARE ACQUISITION CORP.
(Registrant)

By: /s/ Joel Kanter
Joel Kanter
President and Secretary

Date: August 23, 2006